Ex. 99.1

Parker Drilling Announces Extension of Sakhalin O&M Contract and Addition of a New O&M Rig
HOUSTON, May 26, 2016 /PRNewswire/ -- Parker Drilling Company (NYSE: PKD) announced today that its customer awarded an extension and additional rig to its operations and maintenance (O&M) contract on Sakhalin Island, Russia. The prior contract term was set to expire in the third quarter of 2017 and covered operating and maintaining three customer-owned rigs in support of the Sakhalin-1 Project. The O&M contract term now extends through June 2019 and also covers a newly constructed fourth customer-owned extended-reach drilling (ERD) rig. The extension, inclusive of the additional new rig, is expected to add in excess of $180 million in revenue backlog over the course of the contract and brings the company’s operations on Sakhalin Island to a total of five rigs, including one Parker-owned rig.

“Parker Drilling has an unwavering commitment to being the most innovative, reliable, and efficient drilling contractor, always with our eyes on reducing customers’ risks and costs,” said Gary Rich, the Company’s Chairman, President and CEO.  “Our growth in this division is a testament both to the ERD successes we have achieved with our customer on Sakhalin Island as well as the support we have provided to our customer through the design and construction of the new rig. Even in the face of our industry’s significant challenges and headwinds, we have the opportunity to find new ways to align our strategy and operations with our customers’ needs.”

Company Description
Parker Drilling provides drilling services and rental tools to the energy industry. The Company’s Drilling Services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker Drilling’s barge rig fleet and in select international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. The Company’s Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets.  More information about Parker Drilling can be found on the Company’s website at www.parkerdrilling.com.

Cautionary Statement
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts addressing activities, events or developments the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about anticipated future financial or operational results; the outlook for rental tools utilization and rig utilization and dayrates; the results of past capital expenditures; scheduled start-ups of rigs; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company’s rigs, rental tools operations and projects under management; future capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset purchases and sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs or rental equipment for operation; the Company’s financial position; changes in utilization or market share; outcomes of legal proceedings; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions, fluctuations in oil and natural gas prices, compliance with existing laws and changes in laws or government regulations, the failure to realize the benefits of, and other risks relating to, acquisitions, the risk of cost overruns, our ability to refinance our debt and other important factors, many of which could adversely affect market conditions, demand for our services, and costs, and all or any one of which could cause actual results to differ materially from those projected. For more information, see “Risk Factors” in the Company’s Annual Report filed on Form 10-K with the Securities and Exchange Commission and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: Jason Geach, Vice President, Investor Relations & Corporate Development, +1 (281) 406-2310,  jason.geach@parkerdrilling.com.